Exhibit 5.2
[Letterhead of HCA Inc.]
                                                                            May 27, 2009
HCA Inc.
One Park Plaza
Nashville, TN 37203
Ladies and Gentlemen:
     I am Senior Vice President and General Counsel of HCA Inc., a Delaware corporation (the “Company”), the parent of those certain subsidiaries of the Company listed on Schedule I hereto (each such subsidiary a “Guarantor,” and such subsidiaries collectively, the “Guarantors”). I am providing this opinion to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company and the guarantors listed therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to sales in the secondary market by persons that may be deemed to be affiliates of the Company of (i) the Company’s senior notes, senior debentures and medium-term notes (the “Senior Notes”) issued under the indenture, dated as of December 16, 1993, between the Company and The First National Bank of Chicago, as trustee, as amended by the First Supplemental Indenture, dated as of May 25, 2000, between the Company and Bank One Trust Company, N.A., as successor trustee, the Second Supplemental Indenture, dated as of July 1, 2001, between the Company and Bank One Trust Company, N.A., as trustee, the Third Supplemental Indenture, dated as of December 5, 2001, between the Company and The Bank of New York Mellon (formerly The Bank of New York), as successor trustee (the “1993 Senior

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Notes Trustee”), and the Fourth Supplemental Indenture, dated as of November 14, 2006, between the Company and the 1993 Trustee (as so supplemented, the “1993 Indenture”), (ii) the Company’s $1,000,000,000 aggregate principal amount of 9 1/8% Senior Secured Notes due 2014, $3,200,000,000 aggregate principal amount of 9 1/4% Senior Secured Notes due 2016 and $1,577,813,000 aggregate principal amount of 9 5/8%/10 3/8% Senior Secured Toggle Notes due 2016 (collectively, the “2006 Second Lien Notes”) and the guarantees (the “2006 Second Lien Notes Guarantees”) of the 2006 Second Lien Notes issued under the indenture, dated as of November 17, 2006 (the “2006 Second Lien Indenture”), by and among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “2006 Second Lien Trustee”), (iii) the Company’s $310,000,000 aggregate principal amount of 9 7/8% Senior Secured Notes due 2017 (the “2009 Second Lien Notes”) and the guarantees of the 2009 Second Lien Notes (the “2009 Second Lien Notes Guarantees”) issued under the indenture dated as of February 19, 2009 (the “2009 Second Lien Indenture”), by and among the Company, the guarantors named therein, The Bank of New York Mellon, as collateral agent, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2009 Second Lien Trustee”), and (iv) the Company’s $1,500,000,000 aggregate principal amount of 8 1/2% Senior Secured Notes due 2019 (the “2009 First Lien Notes” and, together with the Senior Notes, the 2006 Second Lien Notes and the 2009 Second Lien Notes, the “Securities”) and the guarantees of the 2009 First Lien Notes (the “2009 First Lien Notes Guarantees” and, together with the 2006 Second Lien Notes Guarantees and the 2009 Second Lien Notes Guarantees, the “Guarantees”) issued under the indenture, dated as of April 22, 2009, by and among the Company, the guarantors named therein, the Bank of America, N.A., as collateral agent, Law Debenture Trust Company of New York, as trustee (the “2009 First Lien Trustee” and, together with the 1993 Senior Notes Trustee,

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the 2006 Second Lien Trustee and the 2009 Second Lien Trustee, the “Trustees”), and Deutsche Bank Trust Company Americas, as registrar, paying agent and transfer agent (the “2009 First Lien Indenture” and, together with the 1993 Indenture, the 2006 Second Lien Indenture and the 2009 First Lien Indenture, the “Indentures”).
     I have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
     In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indentures are the valid and legally binding obligations of the Trustees.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:
     1. The Securities issued under the 1993 Indenture constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

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     2. The Guarantees by the Guarantors constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
     The opinions expressed herein are based upon, and subject to, the further comments, assumptions, limitations, qualifications and exceptions set forth below:
(a)	I am licensed to practice law only in the State of Tennessee. The opinions expressed herein are specifically limited to the laws of the State of Tennessee and the federal laws of the United States of America.

(b)	My opinion is rendered as of the date hereof and I assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to my attention.
     My opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of my name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Robert A. Waterman

Robert A. Waterman Senior Vice President and General Counsel

Schedule I
Guarantors
Incorporated in the State of Tennessee

Jurisdiction of
Entity Name	Incorporation
Central Tennessee Hospital Corporation	TN
HCA Central Group, Inc.	TN
HCA Health Services of Tennessee, Inc.	TN
HCA Realty, Inc.	TN
Hendersonville Hospital Corporation	TN
Hospital Corporation of Tennessee	TN
HTI Memorial Hospital Corporation	TN
Spring Hill Hospital, Inc.	TN
TCMC Madison-Portland, Inc.	TN

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